Exhibit 10.5



                              EMPLOYMENT AND CHANGE OF CONTROL AGREEMENT
                                           WITH
                                       DAVID K. KOPPERUD



     THIS AGREEMENT, made January 1, 2003, by and between Peoples State Bank, Wausau, Wisconsin, a Wisconsin banking corporation, ("the Bank") and David K. Kopperud, of Wausau, Wisconsin ("Mr. Kopperud").

     WITNESSETH:

     WHEREAS, the Bank has employed Mr. Kopperud for many years and Mr. Kopperud has performed his duties in a highly satisfactory manner; and

     WHEREAS, the Bank wished to continue to employ Mr. Kopperud and Mr. Kopperud wishes to continue his employment by the Bank on the terms and conditions hereinafter provided;

     NOW, THEREFORE, in consideration of the premises, covenants and mutual agreements contained herein, the Bank and Mr. Kopperud agree as follows:

     1. Employment. Subject to the earlier termination of this agreement pursuant to the terms hereof, Mr. Kopperud is hereby employed as the President and Chief Executive Officer of the Bank and Mr. Kopperud agrees to serve in such capacity on the terms and conditions hereinafter set forth.

     2. Term. The term of this agreement shall commence on January 1, 2003 (the "Commencement Date") and shall end at midnight on the Expiration Date.
For purposes of this agreement, the term "Expiration Date" shall mean the first to occur of (a) the date of Mr. Kopperud's death, (b) the third anniversary of the Commencement Date and (c) the date to which the term of this agreement has most recently been automatically extended pursuant to the following sentence. On the last day of each calendar month which commences on or after the Commencement Date, the term of this agreement shall automatically be extended for one calendar month; provided, however, that automatic extensions of the term of this agreement (and, consequently, the Expiration Date) pursuant to this sentence shall cease on the first to occur of (x) either the Bank or Mr. Kopperud giving to the other, at any time on or after the Commencement Date, a written notice that no, or no further, as the case may be, automatic extensions of the term of this agreement shall thereafter occur, but the giving of such a notice shall not affect any previous extensions, or (y) Mr. Kopperud's 62nd birthday.
                                      -1-
The term "Term of Employment" shall mean the period beginning on the Commencement Date and ending on the earlier of the Expiration Date or the date on which Mr. Kopperud's employment is terminated pursuant to paragraphs 5 or 8.

     3. Extent of Services. Mr. Kopperud agrees to devote his full-time attention and efforts (except during vacation periods, periods of illness and other approved absences as provided for in paragraph 4(c)) to the duties of any office held by him during the Term of Employment, provided, however, that Mr. Kopperud's devotion of a reasonable and de minimis portion of his attention or efforts to the management of his personal affairs during normal business hours shall not constitute a breach of the foregoing requirement.

     4.    Compensation and Reimbursement.

           (a) Salary. The Bank shall pay to Mr. Kopperud a salary based on an annual amount of $170,000. The Bank may increase Mr. Kopperud's salary from the amount specified herein during the Term of Employment, but may not decrease Mr. Kopperud's salary from any previously established amount. Mr. Kopperud's salary shall be payable at such times and in such installments as are consistent with the manner in which the salaries of other executive officers of the Bank are paid.

           (b)  Incentive Compensation.  During the Term of Employment,
     Mr. Kopperud shall be entitled to receive such additional compensation from the Bank as may be provided for officers under the terms of any incentive program from time to time maintained and in effect at the Bank for executive officers.

           (c) Other Benefits. During the Term of Employment, Mr. Kopperud shall be entitled to receive all benefits and perquisites ordinarily provided to executive officers of the Bank including coverage under an officer's and director's liability insurance policy and Mr. Kopperud shall participate in all employee benefit plans or fringe benefit programs now or hereafter established or maintained by the Bank including, but not limited to, group insurance plans, pension benefit plans, welfare benefit plans, pay practices, and vacation and sick leave benefits. Mr. Kopperud shall be entitled to participate in all plans or programs maintained by the Bank on terms no less favorable than those generally available to officers of the Bank and at a level of participation commensurate with his office.

           (d) Expenses. The Bank shall pay or reimburse Mr. Kopperud, upon submission of vouchers by him, for all entertainment, travel, meal, hotel accommodation, and miscellaneous expenses reasonably incurred by him in the interest of the Bank's business during the Term of Employment.

                                           -2-
     5.    Termination of Employment.

           (a) Termination by the Bank for Good Cause. The Bank may terminate Mr. Kopperud's employment prior to the Expiration Date for good cause only upon compliance with the requirements of this paragraph 5(a). "Good cause" for termination of Mr. Kopperud's employment by the Bank shall consist only of one or more of (i) the commission of an act or acts by Mr. Kopperud which results in a payment to the Bank or to PSB Holdings, Inc. ("PSB") of a claim filed by the Bank or PSB under a blanket banker fidelity bond policy as from time to time and at any time maintained; (ii) the willful and continuing failure to perform his duties in accordance with standards or policies established, from time to time, or at any time, by the Board, after a written demand for substantial performance is delivered to Mr. Kopperud by the Board which specifically identifies the manner in which the Board believes that Mr. Kopperud has not substantially performed his duties; (iii) the commission by Mr. Kopperud of any crime of moral turpitude, of dishonesty, of breach of trust, of theft, of embezzlement, of misapplication of funds, of unauthorized issuance of obligations or of false entries; (iv) any intentional, reckless, or negligent act or omission to act by Mr. Kopperud which results in the violation by Mr. Kopperud of any policy established by the Bank which is designed to insure compliance with applicable banking, securities, employment discrimination or other laws or which causes or results in the Bank's violation of such laws, except any act done by Mr. Kopperud in good faith, as determined in the reasonable discretion of the Board of Directors of the Bank, or which results in a violation of such policies or law which is, in the reasonable sole discretion of such Board, immaterial; or (v) Mr. Kopperud's physical or mental disability, if such disability either results in Mr. Kopperud receiving permanent disability payments pursuant to any group disability insurance policy or prevents Mr. Kopperud from the normal performance of his duties for a continuous period of at least six months. Upon the occurrence of any event constituting good cause for which the Bank elects to terminate Mr. Kopperud's employment prior to the Expiration Date, the Bank shall provide written notice to Mr. Kopperud, which shall state the good cause for termination, and Mr. Kopperud's termination of employment shall be effective as of the date specified in such notice. In the event of termination of Mr. Kopperud's employment in accordance with the conditions of this paragraph (a), on the effective date of Mr. Kopperud's termination of employment, the Term of Employment shall end, all of Mr. Kopperud's obligations pursuant to this agreement (except for those provided in paragraphs 6 and 7) shall end and the Bank's obligations to pay compensation or provide benefits to Mr. Kopperud pursuant to paragraph 4 shall end.

           (b) Termination by the Bank Other Than for Good Cause. The Bank may terminate Mr. Kopperud's employment prior to the Expiration Date for any reason other than good cause (as defined in paragraph 5(a)) upon providing written notice to Mr. Kopperud specifying the effective date of Mr. Kopperud's termination of employment. If the Bank terminates
     Mr. Kopperud's employment other than for good
                                      -3-
     cause under paragraph 5(a), the Term of Employment and all of Mr. Kopperud's obligations pursuant to this agreement (except for those provided in paragraphs 6 and 7) shall end on the effective date of Mr. Kopperud's termination of employment and the Bank shall provide, for a period beginning on the effective date of Mr. Kopperud's termination of employment, as a severance benefit to Mr. Kopperud and as liquidated damages for breach by the Bank of its otherwise applicable obligations hereunder, (i) a monthly cash payment equal to the amount which would, except for Mr. Kopperud's termination of employment, have been paid to Mr. Kopperud, if then living, as salary under paragraph 4(a) and (ii) until Mr. Kopperud becomes eligible for coverage under the health insurance plan of another employer of Mr. Kopperud, coverage for Mr. Kopperud, under the same terms then available to executive officers of the Bank, under any group health insurance program in which Mr. Kopperud was a participant on the effective date of Mr. Kopperud's termination of employment or under such successor plan or program as maintained after such date for the benefit of the Bank's employees, but in no event longer than the period for which payments are made pursuant to clause (i). Mr. Kopperud shall not, by virtue of his severance benefit and liquidated damages rights, acquire any right, title or interest in particular assets of the Bank, and such rights shall be no greater than the right of any unsecured general creditor of the Bank. Despite any other provision of this agreement, Mr. Kopperud shall not be entitled to any severance benefit or liquidated damages, and the Bank shall not be obligated to pay any such benefit or damages, if Mr. Kopperud violates the provisions of paragraphs 6 or 7.

           (c) Termination by Mr. Kopperud. Mr. Kopperud may terminate his employment at any time upon providing 30 days prior written notice to the Bank stating the effective date of his termination. In any such event, all obligations of the Bank to Mr. Kopperud under this agreement and all obligations of Mr. Kopperud to the Bank (except those provided for in paragraphs 6 and 7) shall cease and the Term of Employment shall end on the effective date of Mr. Kopperud's termination of employment.

     6. Restrictive Covenant. Mr. Kopperud agrees, subject to the provisions of paragraph 8, that during the Term of Employment and during the one-year period which ends on the first anniversary of the effective date of Mr. Kopperud's termination of employment:

           (a) he will not, within a radius of 25 miles of the principal office of the Bank in Wausau, Wisconsin or any branch or subsidiary office or operation of the Bank, directly or indirectly, solicit loans, deposits or other business on behalf of any depository institution, doing business as a bank, savings and loan association, or otherwise or as a mortgage broker, or on behalf of any other entity which competes for the Bank's retail or commercial loan business (each, a "Financial Institution"); and
                                       -4-
           (b) he will not, directly or indirectly, solicit loans, deposits or other business on behalf of any Financial Institution from any person, corporation, limited liability company, partnership or other entity or organization:

                (i) who was a customer on the date of his termination of employment or within the one year period ending on the date of his termination of employment;

                (ii) was identified to management of the Bank by him, or by management of the Bank to him, as a potential customer of the Bank within the six-month period ending on the date of his termination of employment, or

                (iii)was solicited by him for loans, deposits or other business on behalf of any Financial Institution at any time during the one-year period ending on the date of his termination of employment; and

           (c) he will not, directly or indirectly, for himself or for any other person induce or attempt to induce any customer of the Bank to cease doing business with the Bank, or in any way interfere with the relationship between any customer of the Bank and the Bank.

For purposes of this paragraph 6, the term "directly or indirectly" includes
(a) any sale through any medium and (b) the direct or indirect ownership, management, operation, control, service as a director for, or association or employment with, any Financial Institution if such Financial Institution is engaged in the activities prohibited to Mr. Kopperud by the provisions of this paragraph 6 and Mr. Kopperud's activities or services for such Financial Institution involve the activities and services which are the same or substantially similar to those services performed by him for the Bank; provided, however, that an aggregate beneficial ownership interest of Mr. Kopperud of less than 5% of the equity interests in any Financial Institution (or affiliate thereof) whose stock is registered pursuant to the provisions of the Securities Exchange Act of 1934 shall be deemed not to constitute a violation of this provision. Mr. Kopperud further agrees that the restrictions set forth in this agreement are reasonably necessary to protect the reasonable interests of the Bank.

     7. Confidential Information. Mr. Kopperud agrees that during the Term of Employment and for a two year period following the termination of his employment he will not reveal to any individual who is not then either employed by, retained by, or on the Board of Directors of PSB, or any of its subsidiaries, without the consent of PSB or the Bank, any confidential or proprietary information of PSB or the Bank, the revealing of which would adversely affect the business of PSB or the Bank, unless Mr. Kopperud discloses such matters in response to a subpoena or to discovery proceedings concerning a matter in litigation or based on advice of counsel acceptable to the Bank that such disclosure is appropriate or necessary under applicable law or regulation.
                                  -5-
     8. Change of Control. In the event of a Change of Control, the following provisions of this agreement shall apply notwithstanding any other terms or conditions of this agreement:

           (a) Upon a Change of Control, the "Term of Employment" for purposes of paragraph 2 shall mean the period equal in length to the Term of Employment then remaining on the date immediately prior to the Change of Control and the "Expiration Date" shall mean the first to occur of (i) Mr. Kopperud's death, or (ii) his termination pursuant to paragraph 5, or
     (iii) his termination pursuant to paragraph 8(b). Notwithstanding any other provision of this agreement or any incentive compensation plan then in effect, Mr. Kopperud shall be awarded, for each fiscal year ending during the Employment Period following the Change in Control, an annual bonus (the "Annual Bonus") in cash at least equal to his average annual bonus under any bonus plan with respect to performance during each of the three full calendar years prior to the effective date of the Change in Control, regardless of when such bonus was actually paid (the "Recent Annual Bonus") and each such Annual Bonus shall be paid no later than the end of the third month of the fiscal year next following the fiscal year for which the Annual Bonus is awarded but such amount shall be offset by any amount accrued under any other incentive compensation plan maintained after the Change of Control.

           (b)  Termination of Employment by Mr. Kopperud for Good Reason.
     Mr. Kopperud's employment may be terminated by Mr. Kopperud during the Term of Employment for Good Reason if, (i) within 60 days of the date of occurrence of a triggering event, Mr. Kopperud notifies the Bank in writing of his intention to treat such event as Good Reason, (ii) within 30 days following receipt of such notice provided for in (i), the Bank fails to cure the triggering event and (iii) within 30 days following the expiration of the 30 day period described in (ii), Mr. Kopperud voluntarily terminates his employment by giving written notice to the Bank.

           (c) Good Reason. For purposes of this agreement, "Good Reason" shall mean the occurrence of one or more of the following events subsequent to the public announcement of, or actual knowledge of the Bank or PSB of, any actual or proposed transaction which results, directly or indirectly, within 270 days of the date of such announcement or knowledge, in a Change of Control (each of which shall be a "triggering event"):

                (i) a change in job title or the assignment to Mr. Kopperud of any duties inconsistent in any respect with the duties or responsibilities then held by Mr. Kopperud (except if his status, title, or authority has been increased), or any other action by the Bank which results in a diminution in such duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Bank promptly after receipt of notice thereto given by Mr. Kopperud;

                (ii) any failure by the Bank to comply with any of the provisions of paragraph 4 of this agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Bank promptly after receipt of notice thereof given by Mr. Kopperud, unless the Bank agrees to fully compensate Mr. Kopperud for any such reduction;

                (iii) Mr. Kopperud is required to locate his office more than 25 miles from the current location of the Bank's principal office, excluding business travel reasonably consistent with the amount of travel required of him prior to such relocation;

                (iv) any purported termination by the Bank of Mr. Kopperud's employment otherwise than as expressly permitted by this agreement;

                (v) any failure of any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank to assume expressly and agree to perform this agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession had taken place; or

                (vi) the Bank's or PSB's request that Mr. Kopperud perform an illegal, or wrongful act in violation of the Bank's code of conduct policies.

           (d) Severance Benefit on Termination by Mr. Kopperud for Good Reason. Upon termination of Mr. Kopperud's employment by Mr. Kopperud pursuant to paragraph 8(a) or by the Bank for a reason other than good cause subsequent to the public announcement of, or the Bank's or PSB's actual knowledge of, any actual or proposed transaction which results, directly or indirectly, within 270 days of the date of such announcement or knowledge, in a Change of Control, all obligations of the Bank to Mr. Kopperud under this agreement and all obligations of Mr. Kopperud to the Bank (except those provided for in paragraph 7) shall cease and the Term of Employment shall end (the "Date of Termination") and:

                (i) subject to paragraph 8(f), the Bank shall pay to Mr. Kopperud in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

                     (A) the sum of (1) Mr. Kopperud's base salary under
                paragraph 4(a) through the Date of Termination and any accrued incentive compensation to the extent not theretofore paid, (2) the product of (a) an amount equal to any incentive compensation earned by Mr. Kopperud for the most recently completed fiscal year during the Term of Employment, if any and
                (b) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of
                                  -7-
                Termination, and the denominator of which is 365 and (3) any compensation previously deferred by Mr. Kopperud (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid; and

                     (B) the amount equal to 300% of the sum of (1) Mr. Kopperud's annual salary as most recently in effect pursuant to paragraph 4(a) and (2) the average incentive compensation earned by Mr. Kopperud in the three most recently completed fiscal years during the Term of Employment;

                (ii) until Mr. Kopperud becomes eligible for coverage under the health insurance plan of another employer of Mr. Kopperud, coverage for Mr. Kopperud, under the same terms then available to executive officers of the Bank, under any group health insurance program in which Mr. Kopperud was a participant on the effective date of Mr. Kopperud's termination of employment or under such successor plan or program as maintained after such date for the benefit of the Bank's employees; and

                (iii) to the extent not theretofore paid or provided, the Bank shall timely pay or provide to Mr. Kopperud any other amounts or benefits required to be paid or provided or which he is eligible to receive under any plan, program, policy or practice or contract or agreement of the Bank and its affiliated companies.

           (e) Definition of Change of Control. For the purpose of this agreement, a "Change of Control" shall be deemed to have occurred:

                (i) when any "person" as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and as used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) of the Exchange Act, excluding any employee benefit plan sponsored or maintained by PSB or any subsidiary of PSB (including any trustee of such plan acting as trustee), directly or indirectly, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, as amended from time to time), of securities of PSB or the Bank representing 30% or more of the combined voting power of the Bank's or PSB's then outstanding securities with respect to the election of the directors of the Bank or PSB; or

                (ii) when, during any period of 24 consecutive months, the individuals who, at the beginning of such period, constitute the Board of Directors of the Bank or PSB (the "Incumbent Directors") cease for any reason other than death to constitute at least a majority thereof, provided, however, that a director who was not a director at the beginning of such 24-month period
                                  -8-
           shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least a majority of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 24-month period) or by prior operation of this provision; or

                (iii)the occurrence of a transaction requiring stockholder approval of the acquisition of the Bank by an entity other than PSB or a 50% or more owned subsidiary of PSB or shareholder approval of the acquisition of PSB through purchase of assets, or by merger, consolidation or otherwise, except in the case of a transaction pursuant to which, immediately after the transaction, PSB's shareholders immediately prior to the transaction own at least 60% of the combined voting power of the surviving entity's then outstanding securities with respect to the election of the directors of such entity solely be reason of such transaction; or

                (iv) the liquidation or dissolution of the Bank or PSB.

     (f)   Limitation on Benefits.

                (i) Notwithstanding any other provision of this agreement, the present value of all amounts payable pursuant to this paragraph 8 which would constitute "parachute payments" (as such term is defined in Section 280G of the Internal Revenue Code of 1986 as amended (the "Code"), and any regulations promulgated thereunder), together with the present value of all other benefits payable by the Bank to Mr. Kopperud under any other plans and the Bank which would also constitute "parachute payments," shall in no event equal or exceed an amount (the "Testing Amount") equal to 3 times Mr. Kopperud's "base amount" (as such term is defined in Section 280G of the Code and any regulations promulgated thereunder), it being the intention of the parties that no payment made pursuant to this agreement shall constitute an "excess parachute payment" (as such term is defined in Section 280G of the Code and any regulations promulgated thereunder). In the event that the present value of the payments provided for in this paragraph 8 together with the present value of such other amounts, without taking into account this paragraph (f), equals or exceeds the Testing Amount, then the amount of the payments provided for in this paragraph 8 and under such plans shall be reduced, beginning with the payments which are last in time, until the present value of all such payments is less than the Testing Amount. For purposes of this paragraph 8, present value shall be determined in the manner provided in Section 280G of the Code and the regulations promulgated thereunder.
                                  -9-
                (ii) It is the intention of the parties that the provisions of this paragraph 8 be construed to reduce the amounts otherwise payable hereunder only to the extent necessary to avoid the disallowance of the deduction by the Bank for any such amounts or the imposition of an excise tax on Mr. Kopperud for any such amounts, under federal income tax law as it currently exists or may hereafter be amended.

                (iii)In the event the provisions of this paragraph 8 require any reduction in the amount to be paid to Mr. Kopperud under this paragraph 8 of this Agreement, the Bank shall deliver to Mr. Kopperud concurrently with such payment a statement signed by a partner or principal of its independent accounting firm setting forth the basis for and computation of such reduction and certifying that such computation is made in good faith.

     9.    Miscellaneous.

           (a) Notices. Any notice required or permitted to be given under this agreement shall not be deemed to have been given unless delivered in person or mailed, postage prepaid by certified mail addressed, in the case of Mr. Kopperud, to his last known residence as specified by him in a notice to the Bank, or, in the case of the Bank to its principal office.

           (b) Benefits and Obligations. This agreement shall be binding upon, shall inure to the benefit of the Bank and its successors or assigns, and, as provided for herein, PSB, and shall be enforceable by the Bank and its respective successors and assigns, and Mr. Kopperud, his heirs, assigns or legal representatives; provided, however, that the obligations of Mr. Kopperud contained herein may not be delegated or assigned.

           (c) Entire Agreement; Amendment. This agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and may only be amended by an agreement in writing signed by all of the parties hereto.

           (d) Waiver. The failure of any party hereto to insist, in any one or more instances, upon performance of any of the terms and conditions of this agreement, shall not be construed as a waiver or relinquishment of any right granted hereunder or of the future performance of any such term, covenant or condition.

           (e) Severability. In the event that any portion of this agreement may be held to be invalid or unenforceable for any reason, the parties hereto agree that said invalidity or unenforceability, shall not effect the other portions of this agreement and that the remaining covenants, terms and conditions or portions thereof shall remain in full force and effect and any court of competent jurisdiction may so modify the objectionable provision as to make it valid and enforceable.
                                  -10-
                (f) Governing Laws. This agreement shall be governed by and construed in accordance with the internal laws of the State of Wisconsin without reference to conflicts of law principles.

           (g) Captions. The captions contained in this agreement are for the convenience of the Bank and Mr. Kopperud and shall not be deemed or construed as in any way limiting or extending the language of the provisions to which such captions refer.

     IN WITNESS WHEREOF, the Bank and Mr. Kopperud have caused this instrument to be executed as of the date first written above.

                                          PEOPLES STATE BANK


                                          By:  DAVID A. SVACINA
                                               David A. Svacina
                                               As its Vice President


                                               DAVID K. KOPPERUD
                                               David K. Kopperud
                                  -11-